Filed Pursuant to Rule 433
Registration No. 333-118476
Final Term Sheet
February 1, 2007
U.S.$1,500,000,000
AT&T Inc.
FLOATING RATE NOTES DUE 2010

ISSUER:	AT&T Inc.

TITLE OF SECURITIES:	Floating Rate Notes due 2010 (the “Floating Rate Notes”)

TRADE DATE:	February 1, 2007

SETTLEMENT DATE (T+3):	February 6, 2007

MATURITY DATE:	February 5, 2010

AGGREGATE PRINCIPAL AMOUNT OFFERED:	$1,500,000,000

PRICE TO PUBLIC (ISSUE PRICE):	100.000%

GROSS SPREAD:	0.175%

PRICE TO AT&T INC.:	99.825%

NET PROCEEDS:	$1,497,375,000

UNDERWRITERS’ REIMBURSEMENT OF AT&T INC.’S EXPENSES:	Underwriters to reimburse $120,000 of AT&T Inc.’s expenses

INTEREST RATE:	Applicable LIBOR Rate plus 10 basis points

INTEREST PAYMENT DATES:	Quarterly on each February 5, May 5, August 5 and November 5, commencing May 5, 2007; provided however, that if any such interest payment date would fall on a day that is not a LIBOR business day, other than the interest payment date that is also the date of maturity, that interest payment date will be postponed to the next succeeding LIBOR business day, unless the next succeeding LIBOR business day is in the next succeeding calendar month, in which case such interest payment date shall be the immediately preceding LIBOR business day; and provided further, that if the date of maturity is not a LIBOR business day, payment of principal and interest will be made on the

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next succeeding business day and no interest will accrue for the period from and after such date of maturity.

DENOMINATIONS:	Minimum of $2,000 and integral multiples of $1,000 thereafter

OPTIONAL REDEMPTION:	N/A

JOINT BOOKRUNNERS:	Banc of America Securities LLC and Lehman Brothers Inc.

ALLOCATION:

Floating Rate Notes
Banc of America Securities LLC	$480,000,000
Lehman Brothers Inc.	$480,000,000
Credit Suisse Securities (USA) LLC	$90,000,000
Goldman, Sachs & Co.	$90,000,000
Greenwich Capital Markets, Inc.	$90,000,000
UBS Securities LLC	$90,000,000
Utendahl Capital Group, L.L.C.	$90,000,000
The Williams Capital Group, L.P.	$90,000,000

U.S.$1,500,000,000

REFERENCE DOCUMENT:	Prospectus Supplement dated February 1, 2007; Prospectus dated May 24, 2005.
     THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, THE ISSUER, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING TOLL-FREE BANC OF AMERICA SECURITIES LLC AT 1-(800)-294-1322 OR LEHMAN BROTHERS INC. AT 1-(888)-603-5847.
     ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.